Exhibit (a)(1)(B)

FORM OF ANNOUNCEMENT OF OFFER TO EXCHANGE

To: Eligible Optionholders

Date: December 2, 2008

Subject: Spark Networks, Inc. Offer to Exchange Certain Outstanding Stock Options for New Stock Option Grants

We are pleased to announce that Spark Networks, Inc. (“Spark” or the “Company”) is officially commencing its Offer to Exchange Certain Outstanding Stock Options for New Options (referred to as the “Offer to Exchange” or the “Exchange Offer”) today, December 2, 2008. The offer and withdrawal rights will remain open until 3:00 p.m., Pacific Time, on January 5, 2009, unless the Exchange Offer is extended. This Offer to Exchange is contingent upon the approval by Spark’s stockholders of the proposals relating to the option exchange program and the amendment to the 2007 Omnibus Incentive Plan at our Special Meeting of Stockholders scheduled for January 5, 2009. If our stockholders do not approve the proposals relating to the Offer to Exchange and the amendment to the 2007 Omnibus Incentive Plan, Spark will terminate the Offer to Exchange and will not be able to accept any tendered option grants.

You may take advantage of the Offer to Exchange if you are an eligible optionholder and you hold eligible options. These italicized terms are defined in the Offer to Exchange Certain Outstanding Stock Options for New Options document that is enclosed with this announcement. Also enclosed are the following documents related to the Offer to Exchange:

•	Election Form

•	Eligible Option Information Sheet

Please carefully read all of the documents included with this announcement. In order to participate in the Offer to Exchange, you must meet the criteria and follow the instructions set forth in the attached documents, including returning, as indicated in the attached documents, your properly completed and signed Election Form and Eligible Option Information Sheet, to me, Joshua A. Kreinberg, so that I receive them before 3:00 p.m., Pacific Time, on January 5, 2009 (or a later expiration date if Spark extends the offer). The documents must be delivered using one of the delivery methods outlined in the instructions to the Election Form.

If you have any questions about the Offer to Exchange, you can contact me at:

Joshua A. Kreinberg, Corporate Secretary

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, California 90211

Phone: (323) 658-3000

Facsimile: (323) 658-3001

Email: jkreinberg@spark.net

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